Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE



                                                             Nine Months Ended June 30
                                                                1998              1997
                                                                ----              ----

Weighted average shares outstanding
         Common stock                                       4,558,016            3,234,409
         Common stock equivalents                             405,015              233,820
                                                            ---------            ---------


Weighted average common shares and
     equivalents                                            4,963,031            3,468,229
                                                            =========            =========


Net income                                               $    209,716          $ 1,552,662
                                                            =========            =========

Net income per share:
         Basic                                           $       0.05          $      0.48
         Diluted                                         $       0.04          $      0.45
